Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Air Industries Group (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in such Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 22, 2026

By:	/s/ Donald Fawcett
Name:	Donald Fawcett